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                                December 23, 1999



Office of The Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re: The Credit Store, Inc.

Ladies and Gentlemen:

         We were previously principal accountants for The Credit Store, Inc. And, under the date of August 1, 1999, we reported on the consolidated financial statements of The Credit Store, Inc. as of and for the year ended May 31, 1997. On July 8, 1998, our services were terminated. We have read The Credit Store Inc.'s statements included under Item 14 of its Form 10, and we agree with such statements.

                                             Very truly yours,


                                             /s/  TANNER + CO.